EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated March 23, 2006 relating to the financial statements of Diamond One, Inc. (currently known as PureDepth, Inc.) for the year ended January 31, 2006 (which contained an explanatory fourth paragraph regarding a going concern uncertainty), appearing in the annual report on Form 10-KSB of Diamond One, Inc. filed on March 30, 2006, and to all references to our firm, included in or made part of this registration statement on Form S-8.

Denver, Colorado January 8, 2007

Certified Public Accountants & Consultants
789 Sherman Street s Suite 385 s Denver, CO 80203
(303) 830-2255 s Fax (303) 830-0876 s info@comiskey.com s www.comiskey.com